Accountants' Consent




The Board of Directors
Pointe Financial Corporation
Boca Raton, Florida:

We consent to the use of our report dated February 14, 1998 relating to the consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 of Pointe Financial Corporation and to the use of our name under the caption of "Experts", in the Amendment No. 1 to Registration Statement on Form SB-2 of Pointe Financial Corporation.




HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
June 4, 1998